Exhibit 99.1

Schedule A

Transactions in the Common Stock by the Reporting Persons in the past 60 days:

Nature of Transaction	Security	Trade Date	Securities Purchased/Sold	Price

Sale	Equity	9/25/2025	(10,000)	25.2500

Purchase	Equity	9/25/2025	28,000	20.8689

Purchase	Call Option Contract	9/25/2025	500	2.3470

Sale	Put Option Contract	9/25/2025	(500)	2.1970

Purchase	Equity	9/26/2026	10,000	18.9526

Purchase	Equity	9/29/2025	80,273	18.8587

Purchase	Call Option Contract	9/29/2025	3,500	2.3751

Sale	Put Option Contract	9/29/2025	(3,500)	1.3400

Purchase	Equity	10/3/2025	45,475	18.1838

Purchase	Equity	10/6/2025	34,638	18.1509

Purchase	Equity	10/20/2025	10,000	17.5578

Purchase	Equity	10/21/2025	10,000	17.6500

Purchase	Equity	11/4/2025	1,167	17.8744

Purchase	Call Option Contract	11/4/2025	893	1.3861

Sale	Put Option Contract	11/4/2025	(893)	1.4425

Purchase	Equity	11/10/2025	9,990	18.99

Purchase	Equity	11/12/2025	5,000	18.95

Purchase	Equity	11/12/2025	4,000	18.97